Exhibit 99.1

DATE: August 11, 2004

From:

Norcross Safety Products L.L.C.

2211 York Road

Oak Brook, IL  60523

Contact:

David F. Myers, Jr.

(630) 572-5715

FOR IMMEDIATE RELEASE

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES

SECOND QUARTER 2004 RESULTS

OAK BROOK, IL August 11, 2004 – Norcross Safety Products L.L.C. (NSP or the Company), today announced results for the second quarter ended July 3, 2004.

For the second quarter 2004, net sales were $107.0 million compared to $91.0 million in the second quarter of 2003. Income from operations was $12.2 million versus $11.1 million in the second quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $15.1 million from $14.6 million in the second quarter of 2003. NSP had previously announced that it was in the process of exploring strategic alternatives, including a possible sale of the Company. NSP made the decision in the second quarter 2004 to terminate this process and has therefore expensed $0.6 million in associated costs. These costs are reflected in operating expenses for the second quarter of 2004. Additionally, NSP recorded a $0.4 million non-cash loss associated with the sale of property, plant and equipment, which is reflected in other expenses for the second quarter of 2004.

The second quarter net sales increase of $16.0 million, or 17.6%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $13.0 million, or 20.9%, was primarily due to: higher overall net sales in the United States; favorable Canadian, European and South African exchange rates; and the impact of the acquisition of Kächele-Cama Latex GmbH (KCL) in July 2003. In our fire service segment, net sales increased $1.7 million, or 9.2%, reflecting strong market demand. In our utility/high voltage segment, net sales increased $1.3 million, or 12.2%, primarily driven by strong overall market demand and new product introductions.

Gross profit in the second quarter increased by $5.1 million, or 15.3%, primarily due to the increase in net sales. Gross profit margin of 35.7% in the second quarter of 2004 was unfavorable to the 36.4% gross profit margin in the prior-year quarter.

The second quarter income from operations increased $1.1 million, or 10.2%. In our general industrial segment, income from operations increased by $2.3 million, or 39.4%, primarily due to higher net sales. In our fire service segment, income from operations decreased slightly by $0.1 million, or 3.0%. In our utility/high voltage segment, income from operations decreased by $0.2 million, or 7.9%, primarily due to unfavorable product mix. Corporate expenses increased $0.9 million, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses.

For the first six months of 2004, net sales were $216.1 million compared to $176.8 million in the 2003 period. Income from operations was $26.7 million versus $20.3 million in the first six months of 2003. EBITDA increased to $32.0 million from $27.4 million in the same period last year. During the first six months of 2004, NSP incurred $0.6 million in expenses associated with exploring strategic alternatives and a $0.4 million non-cash loss associated with the sale of property, plant and equipment.

The first six months net sales increase of $39.3 million, or 22.2%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $30.3 million, or 24.9%, was primarily due to: higher overall net sales in the United States; favorable Canadian, European and South African exchange rates; and the impact of the acquisition of Kächele-Cama Latex GmbH (KCL) in July 2003. In our fire service segment, net sales increased $5.3 million, or 15.3%, reflecting strong market demand. In our utility/high voltage segment, net sales increased $3.7 million, or 17.9%, primarily driven by strong overall market demand and new product introductions.

Gross profit in the first six months increased by $14.5 million, or 22.7%, primarily due to the increase in net sales. Gross profit margin of 36.3% in the first six months of 2004 was favorable to the 36.1% gross profit margin in the prior-year period.

The first six months income from operations increased $6.4 million, or 31.3%. In our general industrial segment, income from operations increased by $6.3 million, or 58.1%, primarily due to higher net sales. In our fire service segment, income from operations increased by $0.6 million, or 9.1%, primarily due to the increase in net sales. In our utility/high voltage segment, income from operations increased by $0.6 million, or 13.0%, primarily due to higher net sales. Corporate expenses increased $1.1 million, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses.

As of July 3, 2004, NSP had working capital of $120.5 million and cash of $17.7 million. NSP’s capital expenditures were $2.6 million in the first six months of 2004 and $2.5 million in the first six months of 2003.

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004

Net income	$4,187	$5,244	$6,488	$12,571
Add:
Interest expense, net	5,962	5,631	12,655	11,232
Income tax expense	1,096	1,243	1,544	2,276
Depreciation and amortization	3,314	2,953	6,665	5,932
EBITDA (1)	14,559	15,071	27,352	32,011
Add:
Strategic alternatives	—	613	—	613
Loss on the sale of property, plant and equipment	—	384	—	384
Adjusted EBITDA (1)	$14,559	$16,068	$27,352	$33,008

(1)          “Adjusted EBITDA” is defined as EBITDA further adjusted to exclude $0.6 million in expenses associated with exploring strategic alternatives and a $0.4 million non-cash loss associated with the sale of property, plant and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States (GAAP), and NSP’s calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are calculated above as they are a basis upon which NSP assesses its liquidity position and because NSP believes that they present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on NSP’s negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA and its Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account NSP’s working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

NSP is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry. NSP manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. NSP sells products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. NSP’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

NSP has scheduled a conference call to discuss our financial results on Friday, August 13th at 10:00 a.m. EDT.  The call in number is (800) 895-7761.  A recording of the conference call will be available for 72 hours after the completion of the call.  The recording can be accessed by dialing (800) 633-8284 and entering reservation number 21204980.

This press release contains forward-looking information.  These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time of the statement.  Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations.  The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intent,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause NSP’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements.  Important factors that could cause NSP’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to:  (i) NSP’s high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting NSP or our product offerings; (iii) the impact of governmental spending; (iv) NSP’s ability to retain existing customers, maintain key supplier status with those customers with which we have achieved such status and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management; (vii) acceptance by consumers of new products we develop or acquire; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms.   NSP undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Norcross Safety Products L.L.C.

Consolidated Statements of Operations

(Amounts in Thousands) (Unaudited)

	Three months ended		Six months ended
	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004

Net sales	$90,997	$107,005	$176,812	$216,078
Cost of goods sold	57,879	68,823	112,932	137,700
Gross profit	33,118	38,182	63,880	78,378
Operating expenses:
Selling	8,711	10,422	17,236	20,826
Distribution	4,268	5,329	8,277	10,527
General and administrative	8,268	9,506	16,419	19,474
Amortization of intangibles	809	124	1,620	250
Strategic alternatives	—	613	—	613
Total operating expenses	22,056	25,994	43,552	51,690
Income from operations	11,062	12,188	20,328	26,688
Other expense (income):
Interest expense	5,996	5,660	12,709	11,296
Interest income	(34)	(29)	(54)	(64)
Other, net	(183)	59	(359)	593
Income before income taxes and minority interest	5,283	6,498	8,032	14,863
Income tax expense	1,096	1,243	1,544	2,276
Minority interest	—	11	—	16
Net income	$4,187	$5,244	$6,488	$12,571

Norcross Safety Products L.L.C.

Consolidated Balance Sheets

(Amounts in Thousands) (Unaudited)

	December 31, 2003 (1)	July 3, 2004
Assets
Current assets:
Cash and cash equivalents	$16,341	$17,713
Accounts receivable, less allowance of $2,493 and $2,544 in 2003 and 2004, respectively	53,291	64,158
Inventories	80,828	84,635
Deferred income taxes	30	29
Prepaid expenses and other current assets	3,833	3,862
Total current assets	154,323	170,397
Property, plant and equipment, net	56,213	52,370
Deferred financing costs, net	10,832	9,950
Goodwill, net	130,032	128,815
Other intangible assets, net	5,641	5,801
Due from NSP Holdings L.L.C.	16,113	17,764
Other noncurrent assets	5,535	5,433
Total assets	$378,689	$390,530

Liabilities and member’s equity
Current liabilities:
Accounts payable	$18,157	$20,126
Accrued expenses	27,837	26,538
Current maturities of long-term obligations	3,378	3,256
Total current liabilities	49,372	49,920
Pension, post-retirement and deferred compensation	24,318	25,606
Long-term obligations	253,814	252,674
Other noncurrent liabilities	430	404
Deferred income taxes	1,937	1,896
Minority interest	124	140
	280,623	280,720

Member’s equity:
Contributed capital	116,060	116,060
Accumulated deficit	(64,791)	(52,220)
Accumulated other comprehensive loss	(2,575)	(3,950)
Total member’s equity	48,694	59,890
Total liabilities and member’s equity	$378,689	$390,530

(1)  December 31, 2003 balances were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Statements of Cash Flows

(Amounts in Thousands) (Unaudited)

	Six months ended
	June 28, 2003	July 3, 2004
Operating activities
Net income	$6,488	$12,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,045	5,682
Amortization of intangibles	1,620	250
Amortization of deferred financing costs	1,168	883
Amortization of original issue discount	508	45
Write-off of deferred financing costs	1,270	—
Loss on sale of property, plant and equipment	—	384
Deferred income taxes	151	(40)
Minority interest	—	16
Changes in operating assets and liabilities:
Accounts receivable	(3,754)	(10,866)
Inventories	(7,709)	(3,808)
Prepaid expenses and other current assets	(582)	(29)
Other noncurrent assets	(54)	103
Accounts payable	3,042	1,968
Accrued expenses	(744)	(1,299)
Pension, postretirement and deferred compensation	372	1,288
Other noncurrent liabilities	(243)	(26)
Other	(2)	13
Net cash provided by operating activities	6,576	7,135

Investing activities
Purchase of businesses, net of cash acquired	(227)	(235)
Purchases of property, plant and equipment	(2,462)	(2,614)
Proceeds from sale of property, plant and equipment	—	480
Due from NSP Holdings L.L.C.	(917)	(1,651)
Net cash used in investing activities	(3,606)	(4,020)

Financing activities
Payments for deferred financing costs	(6,998)	—
Proceeds from borrowings	130,000	—
Payments of debt	(86,253)	(1,307)
Net repayments under revolving credit facility	(30,960)	—
Net cash provided by (used in) financing activities	5,789	(1,307)
Effect of exchange rate changes on cash	3,305	(436)
Net increase in cash and cash equivalents	12,064	1,372
Cash and cash equivalents at beginning of period	1,762	16,341
Cash and cash equivalents at end of period	$13,826	$17,713